Pricing Sheet dated July 5, 2016 relating to Final Terms No. 960 dated June 17, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

Lookback Entry PLUS Based on the Value of the EURO STOXX 50® Index due September 21, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS
Issuer:		Morgan Stanley
Maturity date:		September 21, 2017
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$28,252,620
Payment at maturity:		If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,697.44, which was the index closing value on June 27, 2016. This value was the lowest index closing value during the initial observation period.
Initial observation period:		Each index business day on which there is no market disruption event with respect to the underlying index during the approximately two-week period from and including the pricing date to and including July 1, 2016.
Final index value:		The index closing value on the valuation date
Valuation date:		September 18, 2017, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:		150%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.80 per PLUS (118% of the stated principal amount).
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		June 17, 2016
Original issue date:		June 22, 2016 (3 business days after the pricing date)
CUSIP / ISIN:		61766A400 / US61766A4004
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying final terms.
Estimated value on the pricing date:		$9.682 per PLUS. See “Investment Summary” in the accompanying final terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per PLUS	$10	$0.175
		$0.05	$9.775
Total	$28,252,620	$635,683.95	$27,616,936.05
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying final terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying final terms.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the PLUS.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank. You should read this document together with the final terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Final Terms No. 960 dated June 17, 2016   Product Supplement for PLUS dated February 29, 2016

Index Supplement dated February 29, 2016   Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.